EXHIBIT 5

ADP Video Communication
VoteADP.com – October 31, 2017
(Carlos Rodriguez)
ADP is an essential part of, I think, the well-functioning of the U.S. economy. We pay over 26 million workers in the U.S., one in six workers. We pay 13 million workers outside the U.S. Something that most people don't know is that we collect and remit 25% of the taxes that the IRS collects from employers in the U.S.
ADP's performance has been quite strong. We've had compounded annual growth rates of revenue at seven percent and earnings-per-share at ten percent.
When you combine that with our strong dividend yield and a little bit of share buy-backs, it explains why ADP has had such a strong shareholder return and out-performed the S&P and many of our peers.

There's been a lot of work that's been going on over the last five or six years to make sure that we are delivering margin improvements in the short term but also that we're making the kinds of investments that will lead to long-term margin improvement over a long period of time.

The company has a strong strategy and a good plan for delivering to all stakeholders, including shareholders, but those stakeholders also include our clients and our associates. The company has a long history of balancing all of those stakeholders to deliver long-term results.

(John Jones)
Myself and the board are very confident in the strategy of ADP because we have spent a lot of time on it.
(Carlos Rodriguez)
One of the differences between ADP and some of our competitors is just our commitment to spending on innovation and on technology. We spend over $800 million on R&D, and that's up significantly over the last five or six years. ADP historically was a really service and sales driven company that used technology, and I think what we're becoming is a technology company that also provides service and has great distribution.
(John Jones)
Carlos has been very open and transparent during the whole process and the board has been there challenging and really questioning various programs, goals, pace.
(Carlos Rodriguez)
We have a lot of experience around balancing pace and risk. I think that's maybe part of the difference between us and Pershing Square is maybe a lack of appreciation for how much risk there is to client retention when you move too fast in either client migrations or shifts in technology. Client retention's a fundamental important metric to our economic model.

(John Jones)
There are several great examples to go look at if you're a shareholder: Valeant, JC Penney, Target, and Borders. All started out with great statements by Pershing Square about how they were going to enhance shareholder value, and the results were dramatically different in a negative way.
We look at what our skill sets and experiences are, what gaps we might have, and then we look at potential candidates. We didn't see where they brought anything new to the board, compared to what we already have and certainly in the technology area.

(Carlos Rodriguez)
We have a strong and independent board that has a strong strategy and a good plan in place that has been serving us well for the last five or six years. We've had good strong revenue growth, good earnings growth, and we have a great plan for the future to deliver on the technology investments that we've made that are gonna pay dividends for us for many years to come.

Safe Harbor Statement

This video and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could," "is designed to" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

Additional Information

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP's proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833. Copies will also be available at no charge at the Company's website at www.adp.com.